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                                      ROI
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                                  CORPORATION

MEDIA CONTACT:                                           INVESTOR RELATIONS:
Mandy Ownley                                             Sharon Will
ROI Corporation                                          Saggi Capital Corp.
912-527-4414                                             518-398-7830

                              For Immediate Release
        ROI CORPORATION ANNOUNCES FOURTH QUARTER AND FISCAL 2003 RESULTS

Kennesaw, Georgia--September 26, 2003-- (OTCBB: ROIE) Return On Investment Corporation reported financial results for the fourth quarter and fiscal year ended June 30, 2003.

ROI revenue for the fourth quarter ended June 2003, increased by 2.9% to $2,069,111 compared to $2,011,074 for the fourth quarter in the prior fiscal year. The net loss attributable to common stockholders and pro forma net loss were $1,111,241 and $623,487, respectively, compared to a net loss attributable to common stockholders and pro forma net loss of $1,249,712 and $396,065, respectively, for the fourth quarter in the prior fiscal year.

ROI revenue for the fiscal year ended June 2003, decreased by 6.7% to $7,861,262 compared to $8,421,296 for the prior fiscal year. The decrease was primarily due to $1,043,000 in lower consulting revenue from the October 31, 2002, closing of the Company's Campana Data subsidiary. Excluding Campana Data, Company revenues increased by 6.8% over the prior fiscal year. The net loss attributable to common stockholders and pro forma net loss were $3,135,175 and $1,103,965, respectively, compared to a net loss attributable to common stockholders and pro forma net loss of $4,673,753 and $1,944,841, respectively, for the prior fiscal year.

ROI President and CEO, Arol Wolford, said, "Despite adverse business conditions in the technology market, we are extremely pleased with our main operating subsidiary, GO Software, which experienced continued revenue growth this year including having released new versions of its flagship PCCharge(TM) and RiTA Server(TM) payment processing solutions. GO Software continues to exceed sales revenue expectations and has enjoyed six consecutive record sales months. We have also launched our new Tectonic division to provide software solutions to the construction industry. We believe that by harnessing the expertise within the Company in this arena, we will be able to provide a stronger platform for future growth. In addition we made substantial progress in fiscal 2003 as we move toward profitability. This included achieving a greater focus by finalizing the close of the Company's unprofitable Campana Data subsidiary and completing consolidation of our back office functions. While much work remains to be done, we are well on our way to executing our strategic plans."

                                     Unaudited                           Audited
                               Quarter Ended June 30,              Year Ended June 30,
                            -----------------------------     -----------------------------
                                    2003             2002             2003             2002
Revenue                     $  2,069,111     $  2,011,074     $  7,861,262     $  8,421,296

Net loss attributable to
    common stockholders     $ (1,111,241)    $ (1,249,712)    $ (3,135,175)    $ (4,673,753)
Per share                   $      (0.10)    $      (0.12)    $      (0.28)    $      (0.44)

Pro forma net loss          $   (623,487)    $   (396,065)    $ (1,103,965)    $ (1,944,841)
Per share - pro forma       $      (0.06)    $      (0.04)    $      (0.10)    $      (0.18)


Pro forma net loss is calculated as follows:

                                     Unaudited                           Audited
                               Quarter Ended June 30,              Year Ended June 30,
                            -----------------------------     -----------------------------
                                    2003             2002             2003             2002
Net loss attributable to
    common stockholders     $ (1,111,241)    $ (1,249,712)    $ (3,135,175)    $ (4,673,753)
Depreciation and
     amortization                404,420          407,545        1,697,877        1,492,622
Interest accretion on
    warrants                      83,334           83,334          333,333          250,000
Impairment of assets                  --          362,768               --          986,290
                            ---------------------------------------------------------------
Pro forma net loss          $   (623,487)    $   (396,065)    $ (1,103,965)    $ (1,944,841)

USE OF NON-GAAP FINANCIAL MEASURES
----------------------------------

This press release discloses certain financial measures, such as the pro forma net loss, that may be considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess our financial operating results, management believes that pro forma presentation is an appropriate measure of evaluating the Company's operating performance, because the presentation of pro forma net loss provides useful information to investors as a measure of operating performance basic to its ongoing operations, which is more comparable from period to period without charges related to write-down of assets. In addition, this measure provides a better understanding of the non-cash items included in the Company's operating results and the Company also uses the pro forma measure to evaluate the internal performance of its business units including as a basis for calculating business unit incentive compensation. However the pro forma presentation should be considered in addition to, and not as a substitute, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

ABOUT RETURN ON INVESTMENT CORPORATION (WWW.ROICORPORATION.COM)
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More than 85,000 businesses use ROI software to process payment  transactions on virtually any computer and to connect IBM midrange systems to the rest of the world. GO Software, a subsidiary of ROI, is the number one independent provider of payment processing software that meets the needs of any merchant, regardless of transaction volume, platform, or sales environment. Tectonic, a division of ROI, is a solution provider that helps building product manufacturers and distributors improve the way they organize, display, and distribute their product information. Tectonic solutions also help designers and builders to more easily locate, understand, select, and purchase building products.


FORWARD LOOKING STATEMENTS
Statements that include the terms "believes", "intends", or "expects" are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.
                                       ###